Exhibit 10.57

October 1st, 2009

EMPLOYMENT AGREEMENT

Parties:

Taneli Jouhikainen

8852 Chalk Knoll Dr

Austin, TX 78735

and

Savara Inc.

3925 West Braker Lane

Austin TX 78759-5321

Savara Inc. (“Company”) is pleased to offer you the position of Executive Vice President initially reporting to me Robert Neville, Executive Chairman. Your anticipated starting date will be October 1st, 2009. Your employment relationship will be subject to the terms and conditions of this agreement.

1. Compensation. Your initial salary will be $175,000 per year, less applicable withholdings, paid in accordance with Company’s normal payroll practices. The salary will be increased to $225,000 per year upon the earlier of (a) a cash flow event providing the Company with $100,000 or more in additional funding from a third-party source other than (i) as contemplated by the Company’s currently approved budget, (ii) as a result of the sale of the Series A-2 Preferred Stock of the Company, and (iii) as a result of a loan or other investment in the Company by the Texas Emerging Technology Fund, or (b) 9 months after the date of this agreement. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek. You will be entitled to 15 days of annual paid vacation, during which you will have the responsibility to be reasonably reachable by phone and/or e-mail in order to ensure smooth execution of the Company’s business.

2. Benefits. You will be eligible for all fringe benefits available to other full-time Company employees, in accordance with Company’s benefit plans. This includes health care benefits provided by the Company, which you will be eligible for on January 1st, 2010. Company reserves the right to change or eliminate these benefits, if any, on a prospective basis at any time.

3. Stock Grant. In addition, subject to Company’s Board of Directors’ approval, you will be granted the right to purchase 83,703 shares of Company’s common stock in accordance with a Stock Restriction Agreement in a form prescribed by us (the “Stock Restriction Agreement”). You will be required to sign the Stock Restriction Agreement and the stock will be subject to the terms and conditions of the Stock Restriction Agreement. The stock will vest 1/4th each quarter over the 4-year period beginning on your starting date. You will also be eligible to participate in any incentive compensation plan that may be established for your position by Company during your employment.

4. No Violation of Rights of Third Parties. By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Company. During your employment with Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Company. In addition, you agree that you will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

5. Term and Termination. Your employment with Company will be “at will”. Your employment is not for any specific period of time and can be terminated by you by giving 3 months advance notice at any time for any reason. Your employment may be terminated by the Company: (a) (i) upon 6 months notice within the first month of your employment, (ii) upon 5 months notice within the second month of your employment, (iii) upon 4 months notice within the third month of your employment or (iv) upon 3 months notice at any time after the completion of the third month of your employment, or (b) immediately, without notice or severance, for cause. Notwithstanding the foregoing, the Company may, in lieu of any notice period required by the prior sentence, pay you an amount equal to (x) your then current monthly salary times (y) the applicable number of months of notice to which you would have been entitled, as severance. In addition, Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline.

6. Contingencies. This agreement is contingent upon the following:

•	Signing Company’s Proprietary Information and Inventions Agreement (See enclosed);

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States); and

•	Execution of an acknowledgement indicating that you have read our Employee Handbook.

7. Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), you and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.orq or from Human Resources) in Austin, Texas. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

8. Complete Agreement. This letter, including the enclosed Proprietary Information and Inventions Agreement, and the Stock Restriction Agreement and any related stock granting documents, constitutes the entire agreement between you and Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This agreement may not be modified or amended except by a specific, written agreement signed by you and the Company’s authorized representative.

Savara Inc.

/s/ Rob Neville
Rob Neville Executive Chairman

*     *     *

I have read this agreement in its entirety, and agree to and accept the terms and conditions of employment stated above.

Date: 1/10/2009	/s/ Taneli Jouhikainen
Taneli Jouhikainen